Press Release

Sandy Spring Bancorp Projects $17.8 Million Loan Loss Provision in Fourth Quarter

OLNEY, Md., Jan. 15, 2009 -- Sandy Spring Bancorp, Inc., (NasdaqGS:SASR - News) the parent company of Sandy Spring Bank, reported today that the Company expects to record a fourth quarter provision for loan losses of approximately $17.8 million, increasing the allowance for loan and lease losses to approximately 2.03% of outstanding loans and leases at December 31, 2008 from 1.54% at September 30, 2008. The Company plans to announce fourth quarter and full year results on January 29, 2009.
Net charge-offs of $5.5 million are expected to be recorded during the fourth quarter of 2008 compared to $1.7 million incurred during the third quarter of 2008. Nonperforming assets are expected to be $72.2 million or 2.18% of total assets as of December 31, 2008 as compared to $68.4 million or 2.14% of total assets as of September 30, 2008.

``This reserve increase generally reflects our recognition of a continuing decline in economic conditions across our markets. More specifically, the provision comes as a result of internal risk rating downgrades to existing credits, plus additional specific reserve set-asides primarily attributable to loans in our residential real estate development portfolio,'' said Daniel J. Schrider, president and chief executive officer. ``We feel that our credit portfolios are well managed with continuous reviews and updates of appraisals, and we believe that our current level of reserves for troubled loans is adequate.''

The Company also reported that it will record a $1.9 million pretax, non-cash charge in its fourth quarter earnings related to impairment of the remaining goodwill associated with the Company's leasing subsidiary, The Equipment Leasing Company. This goodwill adjustment is the result of the Company completing its previously disclosed impairment analysis following the $2.3 million non-cash impairment charge taken in the third quarter.

About Sandy Spring Bancorp/Sandy Spring Bank

With $3.3 billion in assets, Sandy Spring Bancorp is the holding company for Sandy Spring Bank and its principal subsidiaries, Sandy Spring Insurance Corporation, The Equipment Leasing Company and West Financial Services, Inc. Sandy Spring Bancorp is the second largest publicly traded banking company headquartered in Maryland. Sandy Spring is a community banking organization that focuses its lending and other services on businesses and consumers in the local market area. Independent and community-oriented, Sandy Spring Bank was founded in 1868 and offers a broad range of commercial banking, retail banking and trust services through 42 community offices in Anne Arundel, Carroll, Frederick, Howard, Montgomery, and Prince George's counties in Maryland, and Fairfax and Loudoun counties in Virginia. Through its subsidiaries, Sandy Spring Bank also offers a comprehensive menu of leasing, insurance and investment management services. Visit http://www.sandyspringbank.com to locate an ATM near you or for more information about Sandy Spring Bank.

Forward-Looking Statements

Sandy Spring Bancorp makes forward-looking statements in this news release. These forward-looking statements may include: statements of goals, intentions, earnings expectations, and other expectations; estimates of risks and of future costs and benefits; assessments of probable loan and lease losses; assessments of market risk; and statements of the ability to achieve financial and other goals.

Forward-looking statements are typically identified by words such as ``believe,'' ``expect,'' ``anticipate,'' ``intend,'' ``outlook,'' ``estimate,'' ``forecast,'' ``project'' and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. Sandy Spring Bancorp does not assume any duty and does not undertake to update its forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that Sandy Spring Bancorp anticipated in its forward-looking statements, and future results could differ materially from historical performance.

Sandy Spring Bancorp's forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of the Company's loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; the Company's ability to retain key members of management; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties. Sandy Spring Bancorp provides greater detail regarding some of these factors in its Form 10-K for the year ended December 31, 2007, including in the Risk Factors section of that report, and in its other SEC reports. Sandy Spring Bancorp's forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC, accessible on the SEC's Web site at http://www.sec.gov.

Contact:

Sandy Spring Bancorp
Daniel J. Schrider, President
& Chief Executive Officer
DSchrider@sandyspringbank.com
Philip J. Mantua, Executive V.P. &
Chief Financial Officer
PMantua@sandyspringbank.com
1-800-399-5919
www.sandyspringbank.com
17801 Georgia Avenue
Olney, Maryland 20832